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                                  EXHIBIT 99

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Emclaire Financial Corp.
612 Main Street PA  16373

For Immediate Release

Thursday, December 12, 199

Contact:    Ronald L. Ashbaugh, President or
            John J. Boczar, Chief Financial Officer
            Emclaire Financial Corp.
            412/867-2311

     Emlenton, PA -- On December 12, 1996, Emclaire Financial Corp., a Pennsylvania corporation, completed the sale of an additional 230,800 shares of common stock, $1.25 par value per share. The common stock of the Company was sold at $13.50 a share for net proceeds of approximately $2.9 million. The Company is the bank holding company for The Farmers National Bank of Emlenton, Emlenton, Pennsylvania.

     "We are pleased with the interest of our stockholders and the local community in our offering" said Ronald L. Ashbaugh, President of the Company, "and we look forward to continuing operating as an independent community bank."

     The common stock began trading on the OTC Electronic Bulletin Board on December 12, 1996. Upon completion of the offering, the Company had 1,030,000 shares issued and outstanding. Hopper Soliday & Co., Inc., Lancaster, Pennsylvania, served as financial advisor and placement agent in the offering.